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                                                                    EXHIBIT 15.1


                   AWARENESS LETTER OF INDEPENDENT ACCOUNTANTS

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


     Re:   Pride International, Inc.
           Amendment No. 1 to the Registration Statement on Form S-3



     We are aware that our reports dated May 13, 2002 and August 12, 2002 on our review of interim financial information of Pride International, Inc. (the "Company") as of March 31, 2002 and for the three-month periods ended March 31, 2002 and 2001 and as of June 30, 2002 and for the three-month and six-month periods ended June 30, 2002 and 2001, respectively, and included in the Company's quarterly report on Form 10-Q is incorporated by reference in the Company's Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-89604).


Very truly yours,


PricewaterhouseCoopers LLP


Houston, Texas

August 27, 2002